Exhibit 8.1

October 9, 2007

CACI International Inc

1100 North Glebe Road

Arlington, Virginia 22201

Re:	$300,000,000 of 2.125% Convertible Senior Subordinated Notes Due 2014 and Shares of Common Stock Issuable upon Conversion of the Notes

Ladies and Gentlemen:

Reference is made to the information set forth under the heading “Certain U.S. federal income tax considerations” (the “U.S. Tax Summary”) contained in the Registration Statement on Form S-1 (the “Registration Statement”), filed by CACI International Inc (the “Company”), with the Securities and Exchange Commission (the “SEC”) on October 9, 2007, for the purpose of registering $300,000,000 of 2.125% Convertible Senior Subordinated Notes Due 2014, of the Company, which were issued in a private placement in May 2007, and up to 5,489,670 shares (plus such indeterminate number of shares issuable pursuant to anti-dilution and similar adjustments) of common stock issuable upon conversion of the Notes.

We have aided in the preparation of the Registration Statement, including in particular the U.S. Tax Summary. We have examined the law and such papers, including (i) the Registration Statement and (ii) the Indenture, dated as of May 16, 2007, between CACI International Inc and The Bank of New York, including the form of Note, (iii) the Purchase Agreement, dated May 10, 2007, among CACI International Inc and J.P. Morgan Securities Inc., Banc of America Securities LLC, Morgan Stanley & Co. Incorporated, Raymond James & Associates, Inc., SunTrust Capital Markets, Inc. and Wachovia Capital Markets, LLC, as deemed necessary to render the opinion expressed below. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Indenture. As to questions of fact material to our opinion we have relied upon representations set forth in the Indenture (including the Exhibits thereto), without undertaking to verify the same by independent investigation.

In our examination we have assumed that (i) the transactions contemplated by the documents described in the preceding paragraph (the “Documents”) will be consummated and performed in accordance with the terms described therein; (ii) each entity that is a party to any of the Documents has been duly organized under the laws of

CACI International Inc

October 9, 2007

its state or country of organization, is validly existing and in good standing under such laws, and is duly qualified and in good standing in each jurisdiction in which it is required to be qualified to engage in the transactions contemplated by the Documents; (iii) each such entity has full power, authority, capacity and legal right to enter into and perform the terms of the Documents and the transactions contemplated thereby; (iv) the copies or originals of the Documents furnished to us are authentic (if originals) or accurate (if copies), those that are contracts or instruments are enforceable and effective in accordance with their terms against all parties thereto, and all signatures are genuine; (v) each representation made in any of the Documents is, and will continue to be, true and complete, and no default exists under any of the Documents; (vi) the business and affairs of each of the entities that is a party to any of the Documents will be conducted in accordance with the Documents and all relevant laws; (vii) no actions will be taken, no change in any of the Documents will occur, and no other events will occur, after the date hereof, that would have the effect of altering the facts, Documents or assumptions upon which this opinion is based; and (viii) the parties to the Documents and the holders of Notes will treat the Notes as indebtedness of the Company for United States federal income tax purposes.

The opinion rendered herein is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Department proposed, temporary and final regulations, judicial decisions, and rulings and administrative interpretations of the Internal Revenue Service, as each of the foregoing exists on the date hereof. The opinion rendered below is not binding on the Internal Revenue Service or a court of law, and no assurance can be given that legislative or administrative action or judicial decisions that differ from the opinion rendered below will not be forthcoming. Any such differences could be retroactive to transactions or business operations prior to such action or decisions. We express no opinion as to the federal income tax consequences, if any, of the issuance or conversion of the Notes other than that described below; as to the effect of such issuance on other transactions; or as to any state, local or foreign income or other tax consequences with respect to such issuance or conversion.

Based on the foregoing, we are of opinion, as of the date hereof and under existing law, that the statements set forth in the U.S. Tax Summary, insofar as such statements constitute matters of law or legal conclusions, present a fair and accurate summary of the matters addressed therein.

We are furnishing this letter to you solely for the purpose of filing the letter with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to such filing and to the references to our firm in the U.S. Tax Summary and under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do

CACI International Inc

October 9, 2007

we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. This letter is not to be relied upon, used, circulated, quoted, or otherwise referred to for any other purpose or by any other person or entity without our prior written consent. We undertake no responsibility to update or supplement this letter.

Very truly yours,

/s/ FOLEY HOAG LLP